CONSENT OF INDEPENDENT AUDITORS



The Board of Trustees and Shareholders
U.S. Global Accolade Funds:


     We consent to the use of our report dated December 12, 2003, incorporated in this Registration Statement by reference, to the U.S. Global Accolade Funds, and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Auditors" in the Statements of Additional Information.




/s/KPMG
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Boston, Massachusetts
February 27, 2004